Exhibit 99.1

ADTRAN, INC. ANNOUNCES REVISED THIRD QUARTER

REVENUE AND EARNINGS ESTIMATE

HUNTSVILLE, ALABAMA - ADTRAN, Inc. (NASDAQ: ADTN) announced revised revenue and earnings estimates for the third quarter ending September 30, 2012. Based upon information currently available, revenue for the quarter is expected to be approximately $162 million. GAAP earnings per share for the quarter, assuming dilution, are expected to range from $0.14 to $0.15. Non-GAAP earnings per share for the quarter are expected to range from $0.18 to $0.19.

ADTRAN Chief Executive Officer Tom Stanton stated, “Our performance this quarter continued to be affected by a challenging spending environment stemming largely from macro-economic and regulatory concerns. The largest impact continues to be in the U.S. carrier market where we saw continuing delays in project rollouts exacerbated by a decrease in legacy product sales. Although timing the resolution to these macro concerns remains challenging, recent bidding activity in Tier 1 and Tier 2 carrier accounts both domestically and abroad leave us very confident about our positioning as these markets rebound.”

Non-GAAP earnings per share exclude the effect of acquisition related expenses, amortizations and adjustments, and stock compensation expense.

The Company confirmed that its third quarter conference call will be held Wednesday, October 10, 2012 at 9:30 a.m. Central Time. This conference call will be web cast live through StreetEvents.com. To listen, simply visit the Investor Relations site at www.adtran.com or www.streetevents.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at www.streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at www.adtran.com for at least 12 months following the call.

ADTRAN, Inc. is a leading global provider of networking and communications equipment. ADTRAN’s products enable voice, data, video and Internet communications across a variety of network infrastructures. ADTRAN solutions are currently in use by service providers, private enterprises, government organizations, and millions of individual users worldwide. For more information, please visit www.adtran.com.

For more information, contact the company at 800 9ADTRAN (800 923-8726) or via email at info@adtran.com. On the Web, visit www.adtran.com.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly report on Form 10-Q for the quarter ended June 30, 2012. These risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

CONTACT: Jim Matthews Senior Vice President/CFO 256-963-8775	INVESTOR SERVICES/ASSISTANCE: Gayle Ellis 256-963-8220